Exhibit 10.4

Letter of Undertaking on the Intent to Reduce Shareholding

Whereas Xinjiang Daqo New Energy Co., Ltd (hereinafter referred to as the “Issuer”) intends to apply for an initial public offering and listing of its shares on the Shanghai Stock Exchange’s STAR Market (hereinafter referred to as the “IPO”), Daqo New Energy Corp. (hereinafter referred to as the “Company”), as the controlling shareholder of the Issuer, hereby makes the following undertakings on its intent of holding and reducing its shareholding in the Issuer:

After the IPO of the Issuer, the Company may reduce its shareholding in the Issuer as needed after the lock-up period expires. If the Company reduces its shareholding after the expiry of the lock-up period, the Company will comply with the relevant regulations of the China Securities Regulatory Commission and the Shanghai Stock Exchange on shareholder reduction and information disclosure. The specific arrangements for the Company to reduce its shareholding within two years from the date of expiry of the lock-up period are as follows:

1. Amount of shareholding reduction: the Company intends to reduce its shareholding within two years after the expiry of the lock-up period, and the amount of shareholding reduction each year shall not exceed 10% of the Issuer’s stock held by the Company upon the IPO or immediately before the IPO (and if any ex-rights or ex-dividend matters of the Issuer’s stock occur, such as dividend distribution, allocation of bonus shares and capitalization of capital reserve, such amount of shares will be adjusted accordingly); if the Company intends to reduce its shareholding after two years after the expiry of the lock-up period, the amount of shareholding reduction will be published before the reduction;

2. Method of shareholding reduction: the Company shall comply with the relevant laws and regulations regarding share transfers, including using the centralized bidding trading system of the stock exchange, the block trading system, or through privately negotiated agreements; however, if the Company expects that the total amount of stock that has been released for sale in the next month exceeds 1% of the Issuer’s total stock, it will not transfer its stock through the centralized bidding trading system of the stock exchange;

3. Price of shareholding reduction: if the shareholding is reduced within two years after the expiry of the lockup period, the price of the shareholding reduction shall not be less than 100% of the issue price (and if any ex-rights or ex-dividends matters of the Issuer’s stocks occur, such as dividend distribution, allocation of bonus shares and capitalization of capital reserve, the issue price will be adjusted accordingly); if the shareholding is reduced two years after the expiry of the lockup period, the reduction price shall comply with relevant laws and regulations;

4. Time limit of shareholding reduction: the time limit for the reduction shall be six months after the announcement of the shareholding reduction plan. After the time limit for the reduction expires, if the Company continues to reduce its shareholding, a shareholding reduction announcement shall be carried out again in accordance with the above arrangement.

If the Company fails to fulfill the aforementioned commitments, the proceeds obtained from any violation of the above commitments belong to the Issuer.

This letter of undertaking takes effect upon being signed by the Company.

DAQO NEW ENERGY CORP.

By:	/s/ Longgen Zhang
Name:	Longgen Zhang
Title:	Director and Chief Executive Officer
Date:	September 7, 2020